Exhibit 99.1

Contacts:

Dickie Walker Marine, Inc.

Gerald W. Montiel, Chairman and CEO

Todd Schmidt, CFO

(760) 450-0360

Dickie Walker Marine Receives Nasdaq Exception Letter

Oceanside, Calif. – August 1, 2005 – Dickie Walker Marine, Inc. (NasdaqSC: DWMA) today announced that its common stock will continue to be listed on The Nasdaq SmallCap Market via an exception from the minimum $2,500,000 shareholders’ equity requirement. While Dickie Walker Marine failed to meet that requirement as of December 31, 2004, the Company was granted a temporary exception from the standard subject to the Company meeting certain conditions as of August 15, 2005 and September 30, 2005. The exception was granted by a Nasdaq Listing Qualifications Panel pursuant to the previously announced hearing that was held on July 14, 2005.

In the event the Company is deemed to have met the terms of the exception, it shall continue to be listed on The Nasdaq SmallCap Market. The Company believes that it can meet these conditions; however, there can be no assurance that it will do so. If at some future date the Company’s securities should cease to be listed on The Nasdaq SmallCap Market, the Company’s securities may thereafter trade on the OTC-Bulletin Board or in the Pink Sheets. For the duration of the exception, the Company’s Nasdaq symbol will be DWMAC.

About Dickie Walker Marine, Inc.

Dickie Walker Marine, Inc. designs, sources and has manufactured, markets and distributes authentic lines of nautically-inspired apparel, gifts and decorative items. The Dickie Walker brand is a lifestyle brand of nautically-inspired apparel and accessories for the home, office and boat, which are distributed through specialty retailers, yacht clubs, resorts, higher-end sporting goods stores, marinas, coastal stores, catalogs and a branded website. Additional information about Dickie Walker Marine can be found at www.dickiewalker.com.

Forward-Looking Statements

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Dickie Walker’s or Intelligent Energy’s or their respective management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future. These statements are based on current estimates and projections about the companies’ respective businesses, which are derived in part on assumptions of management, and are not guarantees of future performance, as such performance is difficult to predict. Such statements include statements regarding the continued listing of Dickie Walker on the Nasdaq SmallCap Market. It is important to note that actual results could differ materially from those in any such forward-looking statements. Readers of this release are also referred to Dickie Walker’s previous public filings, available at http://www.sec.gov or upon request from Dickie Walker. Dickie Walker does not intend to update any of these forward-looking statements after the date of this release.